AMG FUNDS, AMG FUNDS I, AMG FUNDS II, AMG FUNDS III AND AMG FUNDS IV

Sarbanes-Oxley Code of Ethics

for Principal Executive and Principal Financial Officers Policy and Procedures

I. Covered Officers/Purpose of the Code

AMG Funds, AMG Funds I, AMG Funds II, AMG Funds III and AMG Funds IV (each, a “Trust,” and each series thereof, a “Fund”) have adopted this Sarbanes-Oxley Code of Ethics (this “Code”) to apply to the Trusts’ Principal Executive Officer, Principal Financial Officer/Chief Financial Officer and Principal Accounting Officer (the “Covered Officers” each of whom are set forth in Exhibit A) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Trusts;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trusts.

II. Covered Officers Should Ethically Handle Actual and Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or the Covered Officer’s service to, the Trusts. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer’s family, receives improper personal benefits as a result of the Covered Officer’s position with the Trusts.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “1940 Act”) and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). For example, Covered Officers may not individually engage in

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certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as “affiliated persons” of the Funds. The compliance programs and procedures of the Funds and AMG Funds LLC (together with AMG Distributors, Inc., “AMG Funds Entities”) are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or are a result of, the contractual relationship between a Fund and the investment adviser and/or principal underwriter of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trusts or for AMG Funds Entities, or for both), be involved in establishing policies and implementing decisions that will have different effects on AMG Funds Entities and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trusts and AMG Funds Entities and is consistent with the performance by the Covered Officers of their duties as officers of the Trusts. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Trusts’ Boards of Trustees (“Trustees”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive.

* * * *

Each Covered Officer must not:

•	use the Covered Officer’s personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trusts whereby the Covered Officer would benefit personally to the detriment of the Trusts;

•	cause the Trusts to take action, or fail to take action, for the individual personal benefit of the Covered Officer, rather than for the benefit of the Trusts;

•	use material non-public knowledge of portfolio transactions made or contemplated for a Fund to profit personally or cause others to profit, by the market effect of such transactions; and

•	retaliate against any other Covered Officer or any employee of AMG Funds Entities or their affiliated persons for reports of potential violations that are made in good faith.

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Material conflict of interest situations should be discussed with the Funds’ Chief Compliance Officer (the “Fund CCO”) 1, who shall serve as the Compliance Officer for this Code. Examples of these include:

•	any outside business activity other than with AMG Funds Entities that detracts from an individual’s ability to devote appropriate time and attention to the Covered Officer’s responsibilities with a Trust;

•	service as a director on the board of any company that files periodic reports with the SEC;

•	service as a board member of any organization, public or private including non-profits;

•	the receipt of any gifts in excess of $300;

•	the receipt of any entertainment from any company with which the Trusts has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Trusts’ service providers, other than AMG Funds Entities, the principal underwriter or any affiliated person thereof; and

•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III. Disclosure and Compliance

Each Covered Officer should:

•	familiarize himself or herself with the disclosure requirements generally applicable to the Funds;

•	not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside Funds, including the Trustees and independent accountants, and to governmental regulators and self-regulatory organizations;

•	to the extent appropriate within the Covered Officer’s area of responsibility, consult with other officers and employees of AMG Funds Entities with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trusts file with, or submit to, the SEC and in other public communications made by the Trusts; and

[1]	For purposes of this policy and procedure, references to the “Fund CCO” shall include his/her delegate(s).

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•	assume responsibility for promoting compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. Reporting and Accountability

Each Covered Officer must:

•	report at least annually a list of affiliations or other relationships related to conflicts of interest that the Trusts’ Trustees and Officers Questionnaire covers;

•	upon adoption of the Code, including amendments to the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Trustees or Fund CCO that the Covered Officer has received, read, and understands the Code;

•	annually thereafter affirm to the Trustees that the Covered Officer has complied with the requirements of the Code; and

•	notify the Fund CCO promptly if the Covered Officer knows of any violation of this Code.

Failure to take any of the preceding four actions is itself a violation of this Code.

On an annual basis the Fund CCO will provide each Covered Officer with a copy of this Code. Each Covered Officer will complete and deliver to the Fund CCO a completed Acknowledgement and Certification form (as set forth in Exhibit B). A completed Acknowledgement and Certification is one that has been initialed next to each acknowledgement and certification, signed, and dated, with any affiliations or other conflicting relationships provided.

The Fund CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by a Covered Officer will be considered by a committee (the “Committee”) comprised of the Trusts’ trustees who are not “interested persons” of the Trusts (as defined in Section 2(a)(19) of the 1940 Act) (the “Independent Trustees”).

The Trusts will follow these procedures in investigating and enforcing this Code:

•	the Fund CCO will take all appropriate action to investigate any actual or potential conflicts or violations reported to him/her;

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•	if, after investigating a potential violation, the Fund CCO believes that no violation has occurred, the Fund CCO is not required to take any further action;

•	any matter that the Fund CCO believes is a violation will be reported to the Committee;

•	if the Committee concurs that a violation has occurred, it will make a recommendation to the Trustees, who will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of AMG Funds Entities; or a recommendation to dismiss the Covered Officer as an officer of the Trusts;

•	the Committee will be responsible for granting waivers and/or approvals, as appropriate;

•	the Fund CCO is responsible for identifying and documenting waivers;

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules currently in effect.

V. Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Trusts for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trusts, either of the AMG Funds Entities, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code.

The Funds’ and AMG Funds Entities’ codes of ethics under Rule 17j-1 under the 1940 Act and the more detailed policies and procedures set forth in the Code of Ethics for AMG Funds Entities are separate requirements applying to the Covered Officers and others, and are not part of this Code. This Code does not, and is not intended to, repeat or replace these programs and procedures.

VI. Amendments

Any material changes to this Code, other than amendments to Exhibit A, must be approved by a majority vote of the Trustees, including a majority of Independent Trustees. Any non-material changes to this Code, other than amendments to Exhibit A, must be ratified by a majority vote of the Trustees, including a majority of Independent Trustees.

VII. Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such reports and records shall not be disclosed to anyone other than the

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Trustees, counsel to the Independent Trustees, counsel to the Trusts and the investment adviser of the Funds.

VIII. Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Trusts, as to any fact, circumstance, or legal conclusion and does not create any rights of third parties.

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EXHIBIT A

COVERED OFFICERS

Jeffrey T. Cerutti	President and Principal Executive Officer

Donald S. Rumery	Chief Financial Officer and Principal Financial Officer, Treasurer and Principal Accounting Officer

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EXHIBIT B

AMG FUNDS, AMG FUNDS I, AMG FUNDS II, AMG FUNDS III AND AMG FUNDS IV

SARBANES-OXLEY CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND PRINCIPAL FINANCIAL OFFICERS

(Insert Year) ACKNOWLEDGEMENT AND CERTIFICATION

Please initial each individual item and then provide your signature below.

I acknowledge and affirm that I have received, reviewed, and understand the Sarbanes-Oxley Code of Ethics for Principal Executive and Senior Financial Officers (the “Code”) (each a “Covered Officer”) adopted by the Boards of Trustees of each of AMG Funds, AMG Funds I, AMG Funds II, AMG Funds III and AMG Funds IV (each, a “Trust” and collectively, the “Trusts”). ____

I understand that as a Covered Officer it is my responsibility now and going forward to comply with the Code and any revisions made to it. Most importantly, I understand that the Code’s overarching principle is that my personal interests should not be placed improperly before the interests of the Trusts. ____

I affirm that I have notified the Compliance Officer for the Code (the “Compliance Officer’) promptly if I knew of any violation of the Code by myself or any other Covered Officer. ____

I affirm that I have discussed with the Compliance Officer any material personal conflict of interest comparable to those discussed within Section II of the Code prior to entering into any such arrangements. ____

On Schedule A of this (insert year) Acknowledgement and Certification, I have provided a complete and accurate listing of all affiliations or other relationships related to conflicts of interest that the Trusts’ Trustees and Officers Questionnaire covers. ____

I acknowledge and affirm that since I last signed an Acknowledgement and Certification related to the Code, to the best of my knowledge, I have complied with the requirements of the Code. ____

If I have not so complied with the requirements of the Code, I have included a detailed description of any instances of non-compliance immediately below:

Covered Officer’s Name (Printed):    __________________________________________

Covered Officer’s Signature:     __________________________________________

Date:     __________________________________________

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SCHEDULE A

TO THE

(Insert Year) ACKNOWLEDGEMENT AND CERTIFICATION

RELATING TO THE TRUSTS’

SARBANES-OXLEY CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND

SENIOR FINANCIAL OFFICERS

Please list below all affiliations or other relationships related to conflicts of interest that the Trusts’ Trustees and Officers Questionnaire covers as of the date of my signing of the (insert year) Acknowledgement and Certification:

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Last Updated: October 2016